Exhibit 99

News Release

ExxonMobil

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

972 444 1107 Telephone

972 444 1138 Facsimile

CONTACTS:

Nelo Emerencia, Esso Nederland, B.V.

011-31-76-529-1355

Bob Davis, ExxonMobil

713-656-4376

FOR IMMEDIATE RELEASE

FRIDAY, JULY 1, 2005

EXXONMOBIL COMPLETES RESTRUCTURING OF ITS DUTCH GAS TRANSPORTATION INTERESTS

IRVING, TX, July 1 -- Exxon Mobil Corporation announced today that its subsidiary, Esso Nederland B.V., has completed the restructuring of its interest in the Dutch gas transportation business.  This restructuring had in principle been agreed under the terms of a Heads of Agreement signed on November 1, 2004 between Esso Nederland B.V., Shell Nederland B.V. and the State of the Netherlands. Following the successful completion of various regulatory reviews and detailed agreements, Esso Nederland B.V. and Shell Nederland B.V. have today formally transferred their ownership share of 25 percent each in Gasunie's gas transportation business to the State of the Netherlands. At the same time the State of the Netherlands has paid an agreed net compensation in the amount of 2.77 billion euros to NAM, the Dutch oil and gas producing company jointly owned by ExxonMobil and Shell.  The positive after-tax earnings impact of this transaction will be approximately $1.6 billion and will be reported in third quarter 2005 results.

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This step completes the restructuring of the Dutch gas transport business consistent with the goals of the Second European Gas Directive to further the liberalization of the natural gas market in Europe.  It is also consistent with the recently revised Dutch Gas Act.

As part of this restructuring, Gasunie has been legally split into a transportation company and a merchant company.  The transport company is now 100 percent owned by the State.  The ownership of the merchant company has remained unchanged with 50 percent owned by the State of the Netherlands and 25 percent each owned by Esso Nederland B.V. and Shell Nederland B.V.

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CAUTIONARY STATEMENT: Estimates and business plans in this release are forward-looking statements. Actual future results could differ materially depending on the outcome of commercial negotiations, changes in law or government policy, and other factors discussed under the caption "Factors Affecting Future Results" in item 1 of ExxonMobil's most recent 10-K and available on our website at www.exxonmobil.com.